Exhibit 99.1

Shift4 Payments Announces Convertible Notes Offering

ALLENTOWN, PA., November 30, 2020 – Shift4 Payments, Inc. (“Shift4”) (NYSE: FOUR), a leading independent provider of integrated payment processing and technology solutions, today announced its intention to offer, subject to market and other conditions, $400.0 million aggregate principal amount of convertible senior notes due 2025 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Shift4 also expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $60.0 million aggregate principal amount of the Notes.

The Notes will be senior, unsecured obligations of Shift4, will accrue interest payable semi-annually in arrears and will mature on December 15, 2025, unless earlier repurchased, redeemed or converted. Before September 15, 2025, noteholders will have the right to convert their Notes in certain circumstances and during specified periods. Shift4 will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock (“Class A common stock”) or a combination of cash and shares of its Class A common stock, at Shift4’s election. The Notes will be redeemable, in whole or in part, for cash at Shift4’s option at any time, and from time to time, on or after December 20, 2023 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Shift4’s Class A common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The final terms of the Notes, including the interest rate, initial conversion rate and certain other terms of the Notes, will be determined at the pricing of the offering.

Shift4 intends to use the net proceeds of the offering for general corporate purposes.

Concurrently with the offering of Notes, certain selling stockholders of Shift4 are offering approximately 8,000,000 shares of Shift4’s Class A common stock in an underwritten public offering. Certain selling stockholders also intend to grant the underwriters of that offering a 30-day option to purchase up to an additional 1,200,000 shares of Shift4’s Class A common stock. Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the Class A common stock. The offering of Notes is not contingent upon the concurrent public offering of Class A common stock, and the concurrent public offering of Class A common stock is not contingent upon the offering of Notes.

The offer and sale of the Notes and any shares of Class A common stock issuable upon conversion of the Notes have not been, and will not, be registered under the Securities Act or any other securities laws, and the Notes and any such shares cannot be offered or sold except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of Class A common stock issuable upon conversion of the Notes, nor shall there be any sale of the Notes or any such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum.

There can be no assurances that the offering of the Notes will be completed as described herein or at all.

About Shift4 Payments:

Shift4 Payments (NYSE: FOUR) is a leading independent provider of integrated payment processing and technology solutions, delivering a complete ecosystem of solutions that extend beyond payments to include a wide range of value-added services. The company’s technologies help power over 350 software providers in numerous industries, including hospitality, retail, F&B, e-commerce, lodging, gaming, and many more. With over 7,000 sales partners, the company securely processed more than 3.5 billion transactions annually for over 200,000 businesses in 2019.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com